Exhibit 99.1

T-Mobile Announces Proposed Public Offering of Senior Notes

February 6, 2023

BELLEVUE, Wash.—(BUSINESS WIRE)—T-Mobile US, Inc. (NASDAQ: TMUS) (“T-Mobile”) announced today that T-Mobile USA, Inc., its direct wholly-owned subsidiary (“T-Mobile USA” or the “Issuer”), plans to offer, subject to market and other conditions, senior notes (the “notes”) in a registered public offering. T-Mobile USA intends to use the net proceeds from the offering for general corporate purposes, which may include among other things, share repurchases and refinancing of existing indebtedness on an ongoing basis.

Deutsche Bank Securities Inc., Morgan Stanley & Co. LLC, RBC Capital Markets, LLC and Wells Fargo Securities, LLC are the joint book-running managers for the offering of the notes.

The Issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering of notes to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the related prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and the offering of notes. You may get these documents for free by visiting EDGAR on the SEC Web site at http://www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the notes offering will arrange to send you the prospectus and related prospectus supplement if you request it by contacting Deutsche Bank Securities Inc., 1 Columbus Circle, New York, NY 10019, Attention: Prospectus Group, Telephone: (800) 503-4611, Email: prospectus.CPDG@db.com; Morgan Stanley, 180 Varick Street, 2nd Floor, New York, NY 10014, Attention: Prospectus Department, Telephone: (866) 718-1649, Email: Prospectus@morganstanley.com; RBC Capital Markets, LLC, 200 Vesey Street, 8th Floor, New York, NY 10281, Telephone: (866) 375-6829, Fax: (212) 428-6308, Email: rbcnyfixedincomeprospectus@rbccm.com, Attention: Syndicate Operations; or Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attention: WFS Customer Service, Email: wfscustomerservice@wellsfargo.com, Telephone: 1-800-645-3751.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the notes, the related guarantees or any other securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements that are based on T-Mobile management’s current expectations. Such statements include, without limitation, statements about the planned offering of the notes and statements regarding the intended use of proceeds from the offering of the notes. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including, without limitation, prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. More information about potential risk factors that could affect T-Mobile and its results is included in T-Mobile’s filings with the SEC, which are available at http://www.sec.gov.

Contacts

T-Mobile US Media Relations

MediaRelations@T-Mobile.com

or

Investor Relations

investor.relations@t-mobile.com